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                 June 23, 2022

       Jessica Billingsley
       Chief Executive Officer
       Akerna Corp.
       1550 Larimer Street #246
       Denver, Colorado 80202

                                                        Re: Akerna Corp.
                                                            Registration
Statement on Form S-1
                                                            Filed June 15, 2022
                                                            File No. 333-265641

       Dear Ms. Billingsley:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Austin Pattan, Staff Attorney, at (202) 551-6756 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Jason K. Brenkert